APRIL 1996 AMENDMENT TO
                  LA-Z-BOY CHAIR COMPANY
              MATCHED RETIREMENT SAVINGS PLAN


     On this 24th day of April, 1996, but effective January

1, 1996, LA-Z-BOY CHAIR COMPANY, a Michigan corporation

(herein called the Company) hereby agrees and provides as

follows:


     WHEREAS, the Company believes it advisable and in the best interests of participants and beneficiaries to make certain changes to the Plan;

     WHEREAS, pursuant to Section 11.1 of the Plan, the Company reserved the right to amend the Plan subject to the conditions provided therein.

     NOW, THEREFORE, the Plan is hereby amended, effective
January 1, 1996:

     1.     A new Section 2.14A is added to read as follows:

          "2.14A   `Limitation Year', for purposes of
     Code Section 415, shall mean, for periods beginning before 1996, the twelve month period beginning on January 1 and ending on December 31, i.e., a calendar year. For periods beginning on or after January 1, 1996, the Plan's Limitation Year shall be the twelve month period ending on April 30. The
     Limitation Year may be changed by Plan amendment, but the new Limitation Year must begin on a date within the Limitation Year in which the change is implemented and the limitations of Code Section 415 must be met during both the short old Limitation
     Year and the new Limitation Year (see Section
      5.5)."

     2.     The second sentence of Section 2.21 is deleted.

     3. The third sentence of Section 2.21 is amended to read as follows:

     "The Plan Year may be changed by Plan amendment, but the new Plan Year must begin on a date within the Plan Year in which the change is implemented."

     4. The second sentence of Section 5.5(d)(ii)(B) is amended to read as follows:




     "If a short Limitation Year is created for any reason, the dollar amount in this subparagraph shall be prorated by multiplying it by a fraction, the numerator of which is the number of months in the short Limitation Year and the denominator of which is twelve."

     5. The terms and provisions of the Plan shall in all other regards remain in full force and effect.


     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer.


                   LA-Z-BOY CHAIR COMPANY



                   By


                   \s\Gene M. Hardy
                   Chairman, Central Board of Administration